Ultra Petroleum Announces Fourth Quarter And Full Year 2014 Financial And Operating Results

Board Of Directors Approve 2015 Capital Investment Program

HOUSTON, Feb. 19, 2015 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) reported fourth quarter and full-year 2014 operating and financial results. Highlights include:

  Produced 249.0 Bcfe of natural gas and oil, a 7 percent year-over-year increase
  Generated operating cash flow(1) of $690.7 million during 2014, a 36 percent increase over 2013
  Earnings of $402.8 million for the year-ended December 31, 2014, or $2.60 per diluted share – adjusted(2)
  Positive margins in 2014 (adjusted): 58 percent cash flow margin(4) and 34 percent net income margin(3)
  Closed strategic acquisition in Pinedale field

Fourth Quarter Results

During the fourth quarter of 2014, Ultra Petroleum produced 70.6 billion cubic feet equivalent (Bcfe) of natural gas and oil. The company's fourth quarter production was comprised of 64.2 billion cubic feet (Bcf) of natural gas and 1.1 million barrels of oil and condensate (MBbls).

The company's fourth quarter realized natural gas price was $4.01 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding these effects, the company's average price for natural gas was $4.01 per Mcf. The company's fourth quarter realized oil and condensate price was $64.38 per barrel (Bbl), including realized gains and losses on commodity hedges. Excluding these effects, Ultra's realized oil and condensate price in the fourth quarter of 2014 was $57.44 per Bbl.

Ultra Petroleum reported operating cash flow(1) of $183.8 million, or $1.19 per diluted share during the fourth quarter. Ultra recognized $7.3 million of realized gains, or $0.05 per diluted share in cash flow, as a result of the company's commodity price hedges during the fourth quarter. Adjusted net income(2) was $96.3 million, or $0.62 per diluted share for the quarter.

2014 Results

Ultra's production increased to 249.0 Bcfe from 232.1 Bcfe for the year-ended December 31, 2014. Production is comprised of 228.5 Bcf of natural gas and 3.4 MBbls of oil and condensate.

The company's average realized natural gas price during 2014 was $4.03 per Mcf, including realized gains and losses on commodity hedges. On an un-hedged basis, Ultra's average price for natural gas during the year was $4.24 per Mcf. The company's average realized oil and condensate price was $76.47 per Bbl, including realized gains and losses on commodity hedges. Excluding these effects, Ultra's realized oil and condensate price during 2014 was $76.32 per Bbl.

Ultra Petroleum reported operating cash flow(1) for the year-ended December 31, 2014 of $690.7 million, or $4.46 per diluted share. Adjusted net income(2) was $402.8 million, or $2.60 per diluted share for 2014.

"For our company, 2014 was transformational as we strategically repositioned Ultra by acquiring more western based natural gas assets in Pinedale and shedding Marcellus assets in the east. The higher realizations we achieve for our natural gas in the west enhances our overall corporate revenues and margins," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

During the fourth quarter, Ultra Petroleum and its partners drilled 48 gross (29 net) Wyoming Lance wells and placed on production 50 gross (30 net) wells. The company's net Wyoming production averaged 682 million cubic feet equivalent (Mcfe) per day during the quarter.

For the year, Ultra and its partners drilled 168 gross (105 net) Wyoming Lance wells and placed on production 177 gross (109 net) wells. The company produced a total of 188.4 Bcfe in Wyoming during 2014.

The average cost to drill and complete an Ultra operated Pinedale well in the fourth quarter was $3.7 million, a $100,000 reduction from the third quarter. The company averaged 10.0 days to drill an operated well in the fourth quarter, as measured by spud to total depth (TD). This is a reduction from 10.5 days in the third quarter 2014 and 11.0 days in the fourth quarter 2013. Total days per well, measured by rig-release to rig-release, averaged 12.4 days in the fourth quarter. This is a reduction from 13.3 days in the third quarter 2014 and 13.7 days in the fourth quarter 2013. The record drill time, as measured by spud to TD, stands at 7.96 days.

Below is a chart summarizing Ultra's operated well performance for Pinedale activity during 2014.

2014 Average IP and EUR – Pinedale
	Well Count	Average IP Mcfe/d	Average EUR Bcfe
Q1 2014	22	8.5	4.2
Q2 2014	28	9.9	4.7
Q3 2014	26	8.5	4.4
Q4 2014	29	8.3	4.3
Total	105	8.8	4.4

The table below outlines the internal rates of return (IRR's) the company anticipates to realize in Pinedale during 2015. It details returns expected for wellhead gas prices between $3.00 to $4.00 per Mcf and Estimated Ultimate Recovery (EURs) ranging from 4.0 to 6.0 Bcfe for a $3.5 million well.

Wellhead Gas Price ($/Mcf)	Pinedale IRR's Reserve Size (Bcfe)
	6.0	5.0	4.0
$3.00	56%	37%	22%
$3.50	77%	51%	31%
$4.00	101%	68%	41%
	Economics at $3.5 million/well cost

"At mid-cycle natural gas prices, we expect to generate 40 percent internal rates of return. Furthermore, we expect these returns to be enhanced over the course of 2015 as we decrease both our development and operating costs," stated Watford.

Utah – Operational Highlights

During the fourth quarter, Ultra Petroleum drilled 16 gross (16 net) wells and placed on production 21 gross (21 net) Uinta wells. Ultra's net production averaged 7,230 barrels of oil equivalent (Boe) per day for the quarter. This represents a 4 percent sequential production growth from 6,937 Boe per day (net) in the third quarter. Uinta production exceeded the 11,000 boe per day gross that was targeted for the year-end exit rate.

For the year in the Uinta, Ultra Petroleum drilled 75 gross (75 net) wells and placed on production 75 gross (75 net) wells.

The table below provides average initial production (IP) data for the 75 wells turned to sales in 2014 by area. The table highlights strong and consistent well performance.

2014 Average IP by Area – Uinta (Bbl/d)

Area	Well Count	Average IP30	Average IP60	Average IP90	Average IP120	Average IP180
1	37	172	157	160	143	129
2	21	151	140	125	109	96
3	17	100	97	89	82	74

Pennsylvania - Operational Highlights

At the beginning of 2014, the company deliberately reduced capital in the Marcellus due to lack of returns caused by wide basis differentials. Mid-year, Ultra divested a majority of its position while retaining 90,800 net acres that were producing approximately 52.0 MMcfe per day from 53 net wells. During the year, Ultra participated in drilling and initiating production from 6 gross (3 net) wells.

The company averaged 42.4 MMcfe per day of Marcellus production for the fourth quarter. Cumulative Pennsylvania production for 2014 was 47.3 Bcfe.

Financial Strength

Ultra Petroleum exited the fourth quarter with 85 percent of the company's outstanding borrowings comprised of fixed-rate debt with an average remaining term of 6.4 years and a 5.8 percent weighted-average coupon rate. The company has $482.0 million of available liquidity under its $1.0 billion revolver.

During the third quarter of 2014, the company issued $850.0 million in aggregate principal amount of 6.125 percent senior unsecured notes due in 2024 (issued by the parent company, Ultra Petroleum Corp.). The new notes were issued in conjunction with funding the purchase of additional Pinedale interests. There is a total of $1.30 billion of debt issued at the parent company level subject to an interest coverage ratio of EBITDA to interest that needs to be at least 2.25 times or greater. At the end of 2014, it was 5.1 times.

There is $2.078 billion of debt at the subsidiary level, consisting of the senior credit facility and senior notes, subject to a debt to trailing twelve month EBITDA ratio that is not to exceed 3.5 times. It was 2.2 times at year-end 2014.

Commodity Hedges

The company has in place fixed price natural gas swaps for 2015 of 153.6 Bcf at a weighted average price of $3.84 per Mcf. This is approximately 60 percent of the estimated natural gas production for 2015. A majority of the swaps are in the second and third quarters of the year in which approximately 90 percent of the company's natural gas production is hedged. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

The company's current hedge position is detailed in the table below:

NYMEX	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Natural Gas Swaps:
Volume (Bcf)	17.8	57.7	58.4	19.7	153.6
$/Mmbtu	$4.54	$3.50	$3.50	$3.50	$3.62
$/Mcf	$4.81	$3.71	$3.71	$3.71	$3.84
Note: Amounts may not total due to rounding.

2015 Capital Investment Program

The board of directors approved Ultra's 2015 capital investment program of $460.0 million for the year. This compares to $1.5 billion in 2014, where $600.0 million was operations and $900.0 million was for the Pinedale acquisition. The company plans to direct its capital investments according to the table below:

2015 Capital Investment Program ($ millions)
Development drilling
Wyoming	$ 395
Utah	15
Pennsylvania	-
Total development drilling	410
Infrastructure	15
Corporate	35
Total Capital Budget	$ 460

"In direct response to lower commodity prices for both natural gas and oil, we have decreased our annual budget. In 2014, we strategically repositioned our portfolio by acquiring additional, higher-returning Pinedale assets. Accordingly, the 2015 budget reflects our plan to focus on those projects with the best returns," Watford stated.

Full-Year 2015 Production Guidance

Ultra's 2015 annual production is expected to range between 275 – 285 Bcfe. Based on mid-point of guidance, the company expects annual production to grow approximately 12 percent with consistent stable quarterly production. The following table details estimated production by region for full-year 2015 budget on the mid-point of the company's guidance range:

Region	Estimated Annual Production
Wyoming	91%
Pennsylvania	5%
Utah	4%

First Quarter 2015 Price Realizations and Differentials Guidance

In the first quarter of 2015, the company's realized natural gas price is expected to average 6 – 8 percent below the NYMEX price due to differentials, before consideration of any hedging activity. Realized pricing for oil and condensate is expected to be about 18 – 20 percent below the NYMEX price, improving to 10 – 12 percent below NYMEX for the balance of the year.

First Quarter 2015 Expense Guidance

Costs Per Mcfe	Q1 2015
Lease operating expenses	$ 0.44 – 0.48
Production taxes	$ 0.31 – 0.33
Gathering fees	$ 0.24 – 0.26
Total lease operating costs	$ 0.99 – 1.07

Transportation charges	$ 0.29 – 0.31
Depletion and depreciation	$ 1.38 – 1.42
General and administrative – total	$ 0.06 – 0.08
Interest and debt expense	$ 0.62 – 0.64
Total operating costs per Mcfe	$ 3.34 – 3.52

2015 Annual Income Tax Guidance

Ultra currently projects a zero percent book tax rate and anticipates a cash tax refund in 2015.

Conference Call Webcast Scheduled for February 19, 2015

Ultra Petroleum's fourth quarter 2014 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 Central Standard Time) Thursday, February 19, 2015. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through Thursday, April 30, 2015.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2014	2013	2014	2013
Volumes
Natural gas (Mcf)	228,516,834	224,911,733	64,247,839	54,842,202
Oil liquids (Bbls)	3,409,066	1,195,974	1,064,855	331,263
Mcfe - Total	248,971,230	232,087,577	70,636,969	56,829,780

Revenues
Natural gas sales	$969,850	$824,266	$257,886	$195,829
Oil sales	260,170	109,138	61,165	29,368
Total operating revenues	1,230,020	933,404	319,051	225,197

Expenses
Lease operating expenses	96,496	68,106	29,133	15,562
LGS operating lease expense	20,306	20,000	5,076	5,000
Production taxes	103,898	72,398	29,644	17,758
Gathering fees	59,931	52,074	18,858	13,674
Total lease operating costs	280,631	212,578	82,711	51,994

Transportation charges	77,780	82,797	19,900	20,886
Depletion and depreciation	292,951	243,390	88,141	62,398
General and administrative	13,602	12,606	2,365	3,333
Stock compensation	5,467	9,767	1,967	3,142
Total operating expenses	670,431	561,138	195,084	141,753

Other income (expense), net	2,618	(357)	2,673	(306)
Interest and debt expense, net	(126,157)	(101,486)	(42,196)	(25,310)
Deferred gain on sale of liquids gathering system	10,553	10,553	2,638	2,638
Gain on sale of property	8,022	-	8,022	-
Realized (loss) gain on commodity derivatives	(47,664)	(20,878)	7,278	196
Unrealized gain (loss) on commodity derivatives	130,066	(25,876)	103,446	(26,400)
Income before income taxes	537,027	234,222	205,828	34,262

Income tax (benefit) - current	(6,819)	(3,610)	(4,895)	(6,850)
Income tax provision (benefit) - deferred	995	(6)	995	(6)

Net income	$542,851	$237,838	$209,728	$41,118

Gain on sale of property	(8,022)	-	(8,022)	-
Unrealized (gain) loss on commodity derivatives	(130,066)	25,876	(103,446)	26,400
Other non-recurring adjustments	(2,951)	-	(2,951)	-
Deferred tax benefit	995	(6)	995	(6)
Adjusted net income (2)	$402,807	$263,708	$96,304	$67,512

Operating cash flow (1)	$690,672	$506,313	$183,774	$130,419
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,136	152,963	153,108	152,981
Fully diluted	154,694	154,426	154,725	154,591

Earnings per share
Net income - basic	$3.54	$1.55	$1.37	$0.27
Net income - fully diluted	$3.51	$1.54	$1.36	$0.27

Adjusted earnings per share (2)
Adjusted net income - basic	$2.63	$1.72	$0.63	$0.44
Adjusted net income - fully diluted	$2.60	$1.71	$0.62	$0.44

Cash flow per share (1)
Cash flow per share - basic	$4.51	$3.31	$1.20	$0.85
Cash flow per share - fully diluted	$4.46	$3.28	$1.19	$0.84

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$4.03	$3.57	$4.01	$3.58
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$4.24	$3.66	$4.01	$3.57
Oil (Bbl), including realized gain (loss)
on commodity derivatives	$76.47	$90.98	$64.38	$87.67
Oil (Bbl), excluding realized gain (loss)
on commodity derivatives	$76.32	$91.25	$57.44	$88.66

Costs Per Mcfe
Lease operating expenses	$0.39	$0.29	$0.41	$0.27
Operating lease expense	$0.08	$0.09	$0.07	$0.09
Production taxes	$0.42	$0.31	$0.42	$0.31
Gathering fees	$0.24	$0.22	$0.27	$0.24
Transportation charges	$0.31	$0.36	$0.28	$0.37
Depletion and depreciation	$1.18	$1.05	$1.25	$1.10
General and administrative - total	$0.08	$0.10	$0.06	$0.11
Interest and debt expense	$0.51	$0.44	$0.60	$0.45
	$3.21	$2.86	$3.36	$2.94

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (3)	34%	29%	30%	30%
Adjusted Operating Cash Flow Margin (4)	58%	55%	56%	58%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	December 31,
	2014	2013
	(unaudited)
Cash and cash equivalents	$8,919	$10,664
Long-term debt
Bank indebtedness	518,000	460,000
Senior Notes	2,860,000	2,010,000
	$3,378,000	$2,470,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net cash provided by operating activities	$712,584	$472,638	$197,422	$145,567
Net changes in operating assets and liabilities
and other non-cash items*	(21,912)	33,675	(13,648)	(15,148)

Net cash provided by operating activities before changes in operating assets and liabilities	$690,672	$506,313	$183,774	$130,419

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include (reduction in) excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's business are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, and the availability of oil field personnel, services, drilling rigs and other equipment. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year-ended December 31, 2014.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, Phone: 281-582-6602Email: kwhitley@ultrapetroleum.com